Exhibit 99.1

                 PRESS RELEASE

For Release:     7:00 a.m. Eastern Time, August 9, 2011

Contact:       Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS ANNOUNCES RESULTS FOR
THE THIRD QUARTER OF FISCAL 2011

▪	Net sales up 22%, including 5% base-business growth
▪	Adjusted diluted EPS of $1.15 compared to $1.11 last year
▪	2010 acquisitions expected to contribute approximately $1.00 per share for the year
▪	Full year adjusted diluted EPS expected to be between $5.20 and $5.35

ST. LOUIS, MO, August 9, 2011 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the quarter ended June 30, 2011, which include the operations of American Italian Pasta Company (AIPC), Sepp’s Gourmet Foods Ltd., J.T. Bakeries Inc., and North American Baking Ltd., acquired in the second half of fiscal 2010.  Unless otherwise indicated, all comparisons of results in the following discussions are for the third quarter of fiscal 2011 relative to the third quarter of fiscal 2010 ended June 30, 2010.

Executive Summary

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2011	2010	% Change	2011	2010	% Change
(dollars in millions, except per share data)
Net Sales	$1,171.9	$962.4	22%	$3,517.8	$2,919.3	21%
Diluted Earnings per Share	$.50	$.95	-47%	$3.28	$2.98	10%
Adjusted Diluted Earnings per Share	$1.15	$1.11	4%	$3.84	$3.43	12%

•	Net Sales grew as a result of incremental sales from acquisitions, higher net pricing in all segments, and base-business volume gains in many categories.
•
Acquisitions completed in fiscal 2010 contributed approximately $.20 per share for the quarter, driven primarily by AIPC, and are expected to contribute approximately $1.00 per share for the full year compared to $.18 per share last year.

•
Diluted Earnings per Share (EPS) this year were negatively affected by impairments of intangible assets, mark-to-market losses on economic hedges, amounts related to plant closures, and minor merger and integration costs.  Last year’s diluted EPS were affected by merger and integration costs.  The effects of all of these items are excluded from Adjusted Diluted EPS, which are expected to be between $5.20 and $5.35 for the full year.

Net Sales
	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2011	2010	% Change	2011	2010	% Change
(dollars in millions)
Base-business Net Sales	$1,011.1	$962.4	5%	$3,005.8	$2,919.3	3%
Net sales from recent acquisitions
excluded from base-business net sales:
AIPC	140.4	-	15%	419.8	-	14%
Other fiscal 2010 acquisitions	20.4	-	2%	92.2	-	3%
Net Sales	$1,171.9	$962.4	22%	$3,517.8	$2,919.3	21%

    Net sales increased 22%, primarily as a result of recent acquisitions.  Base-business net sales increased 5%, as an increase in overall net pricing more than offset an overall 2% volume decline.  Excluding branded cereals, base-business volume grew 1%.

Margins

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
(% of net sales)
Gross Profit	24.7%	25.5%	26.9%	26.9%
Selling, general and administrative expenses	-13.4%	-12.1%	-13.1%	-13.0%
Amortization of intangible assets	-1.7%	-1.1%	-1.6%	-1.2%
Impairment of intangible assets	-2.7%	-	-.9%	-.7%
Other operating expenses, net	-.4%	-1.5%	-.3%	-.6%
Operating Profit	6.5%	10.8%	11.0%	11.4%

Adjusted Gross Profit	26.5%	25.5%	27.2%	26.9%
Adjustments for economic hedges	-1.8%	-	-.3%	-
Gross Profit	24.7%	25.5%	26.9%	26.9%

Adjusted Operating Profit	11.3%	12.2%	12.4%	12.7%
Adjustments for economic hedges	-1.8%	-	-.3%	-
Provision for legal settlement	-	-	-.1%	-
Merger and integration costs	-.1%	-1.4%	-	-.6%
Amounts related to plant closures	-.2%	-	-.1%	-
Impairment of intangible assets	-2.7%	-	-.9%	-.7%
Operating Profit	6.5%	10.8%	11.0%	11.4%

    Gross profit margin was negatively impacted by $21.2 million of mark-to-market losses related to economic hedge contracts.  Excluding the effect of this item, adjusted gross profit margin increased one percentage point to 26.5%, primarily as a result of the acquisition of the higher-margin pasta business.  Base-business ingredient, packaging, and freight costs (net of hedging activities) were approximately $43 million higher, with the most significant impact in snack nuts (included in the Snacks, Sauces & Spreads segment).  Most of these rising commodity costs were offset through a combination of pricing adjustments, a reduction in inefficient trade spending, and savings from cost reduction efforts.
    Selling, general and administrative (SG&A) expenses as a percentage of net sales increased primarily due to an increase in advertising expense in the Branded Cereal Products segment and losses from mark-to-market adjustments on deferred compensation liabilities in the current year compared with gains in the prior year.  These negative impacts were partially offset by the addition of acquired businesses with a lower SG&A percentage relative to the incremental sales.

    Amortization expense as a percentage of sales increased due to incremental amounts from fiscal 2010 acquisitions (primarily customer relationship intangible assets) and the acceleration of amortization expense on a customer relationship intangible asset in the Other Cereal Products segment due to a shortened estimate of the remaining life of the relationship.  Total amortization expense for the third quarter was $19.6 million ($.22 per share) compared to $10.8 million ($.12 per share) last year.
    In addition to the items discussed above, the operating profit margin was affected by impairment of intangible assets, costs related to plant closures, and (particularly in the prior year) merger and integration costs.

Adjustments for Economic Hedges
    In the third quarter of fiscal 2011, net mark-to-market losses on economic hedges which did not meet the criteria for cash flow hedge accounting were $21.2 million.  These net losses were recognized in cost of goods sold on the statement of earnings but excluded from segment profit and the Company’s non-GAAP measures of Adjusted EBITDA and Adjusted Diluted Earnings per Share.

Impairment of Intangible Assets
    In June 2011, a trademark impairment loss of $32.1 million was recognized in the Branded Cereal Products segment related to the Post Shredded Wheat and Grape Nuts trademarks based on reassessments triggered by the announced separation of Post Foods from Ralcorp.  The trademark impairment was due to reductions in anticipated future sales as a result of competition and a reallocation of advertising and promotion expenditures to higher-return brands.

Interest Expense and Income Taxes
    Interest expense increased $8.3 million due to a $835 million increase in weighted-average outstanding borrowings.  The weighted-average interest rate on all of the Company’s outstanding borrowings was 5.6% and 6.5% in the quarters ended June 30, 2011 and 2010, respectively.
    The effective income tax rate was approximately 33.6% in this year’s third quarter, up from 33.2% in last year’s third quarter.  The rates were affected by discrete income tax adjustments based on the completion of prior year tax returns and assessments of uncertain tax positions and valuation allowances, which reduced the provision by a total of $.9 million and $2.9 million for 2011 and 2010, respectively.  In addition, an increase in the Domestic Production Activities Deduction for fiscal 2011 had a favorable impact on the rate of approximately one percentage point.

Segment Results

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2011	2010	% Change	2011	2010	% Change
(pounds in millions)
Sales Volume
Branded Cereal Products	110.8	129.4	-14%	336.7	381.7	-12%
Other Cereal Products	132.2	127.3	4%	392.1	387.7	1%
Snacks, Sauces & Spreads	321.9	319.9	1%	994.8	963.0	3%
Frozen Bakery Products	164.1	156.0	5%	509.3	482.1	6%
Pasta	206.9	-	n/a	633.7	-	n/a
Total Sales Volume	935.9	732.6	28%	2,866.6	2,214.5	29%

(dollars in millions)
Net Sales
Branded Cereal Products	$244.1	$242.7	1%	$721.0	$749.2	-4%
Other Cereal Products	217.1	197.6	10%	620.7	585.8	6%
Snacks, Sauces & Spreads	383.0	359.9	6%	1,182.6	1,067.4	11%
Frozen Bakery Products	187.3	162.2	15%	573.7	516.9	11%
Pasta	140.4	-	n/a	419.8	-	n/a
Total Net Sales	$1,171.9	$962.4	22%	$3,517.8	$2,919.3	21%

Segment Profit
Branded Cereal Products	$54.0	$54.1	0%	$160.6	$158.2	2%
Other Cereal Products	21.9	22.0	0%	64.4	68.2	-6%
Snacks, Sauces & Spreads	26.0	35.9	-28%	96.7	123.9	-22%
Frozen Bakery Products	21.5	17.5	23%	67.4	62.1	9%
Pasta	27.1	-	n/a	91.9	-	n/a
Total Segment Profit	$150.5	$129.5	16%	$481.0	$412.4	17%

Segment Profit Margin
Branded Cereal Products	22%	22%		22%	21%
Other Cereal Products	10%	11%		10%	12%
Snacks, Sauces & Spreads	7%	10%		8%	12%
Frozen Bakery Products	11%	11%		12%	12%
Pasta	19%	n/a		22%	n/a
Total Segment Profit Margin	13%	13%		14%	14%

Depreciation and Amortization
Branded Cereal Products	$14.7	$14.2	4%	$43.8	$41.6	5%
Other Cereal Products	6.4	5.3	21%	19.8	15.8	25%
Snacks, Sauces & Spreads	10.0	9.0	11%	30.5	25.9	18%
Frozen Bakery Products	10.1	9.1	11%	29.8	26.8	11%
Pasta	13.1	-	n/a	39.4	-	n/a
Corporate	2.2	1.7	29%	6.2	6.6	-6%
Total Depreciation and Amortization	$56.5	$39.3	44%	$169.5	$116.7	45%

Branded Cereal Products
    Net sales grew 1% as the impact of lower volumes was more than offset by increased net selling prices driven by a 29% reduction in trade spending as well as a favorable product mix.  Volumes were down across most of the Post brand portfolio driven by reduced trade spending compared to the aggressive spending levels a year ago and competitive promotional activity.  The reduction in trade spending is part of a continuing focus on more efficient trade program investments.

    Profit was essentially flat compared to the prior year mainly driven by favorable net pricing and the impact of ongoing cost reduction initiatives offsetting lower volumes, increased marketing investments, unfavorable manufacturing expense and higher raw material costs (driven by nuts, wheat, and corn).

Other Cereal Products
    Net sales increased 10% fueled by strong volume growth for nutritional bars (up 12%) as well as volume improvement in both private-brand ready-to-eat cereal (up 2%) and hot cereal (up 4%) due to promotional program results and reduced branded trade promotional activity.  Also contributing to the segment’s overall net sales growth were higher net selling prices and a positive sales mix (with a shift to nutritional bars, which have a higher price per pound).
Segment profit was essentially flat compared to the prior year as increased sales were largely offset by higher raw materials (wheat, fruits, nuts, sugars, cocoa, and additives) and packaging costs.  Lower gross profit margins (mainly due to a sales mix shift to lower margin nutritional bars and an increase in raw material and production costs) and an increase in amortization expense were only slightly offset by reduced distribution-related costs.

Snacks, Sauces & Spreads
    Net sales grew 6% as a result of acquisitions and increased net selling prices.  Incremental sales from the fiscal 2010 acquisitions of J.T. Bakeries and North American Baking accounted for 3 percentage points of the segment’s overall net sales increase.  Excluding acquisitions, base-business volume was down 1%, as gains for peanut butter, chips, and dressings were offset by declining volumes for snack nuts, cookies, crackers, syrups, and preserves and jellies.
    Segment profit decreased 28% as a result of significantly higher raw material costs (primarily cashews, peanuts, and tree nuts but also including oils, wheat, and packaging).  Pricing adjustments lagged the rapidly rising raw material costs during the quarter.

Frozen Bakery Products
    Net sales were up 15%, with growth primarily attributable to volume gains for foodservice and retail products, incremental sales from the fiscal 2010 acquisition of Sepp’s Gourmet Foods, and higher pricing, partially offset by the effects of volume declines in the in-store bakery channel (primarily frozen dough and bread).  Strong net sales growth in the retail channel was fueled by new griddle products distributed through two major retailers.  Foodservice sales benefited from a new product for a major restaurant chain and volume growth at food distributers.
    Segment profit was up 23% as the effects of higher volumes, increased net selling prices, the acquisition, and supply chain cost reductions more than offset higher commodity costs and a $1.3 million unfavorable effect of foreign exchange rate changes.

Pasta
    The Pasta segment consists of American Italian Pasta Company (AIPC), which Ralcorp acquired on July 27, 2010.  Net sales in the third quarter of fiscal 2011 were $140.4 million, up 4% from last year (pre-acquisition) as a result of higher net selling prices which more than offset a 5% overall volume decline.  Raw material cost increases had a total cost impact of approximately $14 million compared to last year’s (pre-acquisition) third quarter.
    Retail sales volume was down 1% as a decline in international private-brand products was mostly offset by an increase in domestic branded and private-brand products.  The decline in international volume was the result of a decision to exit a low-margin customer.  Institutional volumes declined 16%, primarily as a result of lower ingredient sales (which have a significantly lower margin than other sales categories).

Non-GAAP Financial Measures and Additional Information
            The non-GAAP financial measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings.  These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  As further discussed below, these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.
•
Base-business net sales, as reported herein, has been adjusted to exclude estimated current year sales attributable to recently acquired businesses for the period corresponding to the pre-acquisition period of the comparative period of the prior year.  For each acquired business, the excluded period starts at the beginning of the most recent fiscal year being compared and ends one year after the acquisition date.  The Company has included financial measures for the base business (such as sales growth) because they provide useful and comparable trend information regarding the results of our businesses without the effect of the timing of acquisitions.

•
Total segment profit is an accumulation of the GAAP measures of profit for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

•
Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding impairment of intangible assets (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.  Ralcorp’s board of directors, management, and investors use Adjusted EBITDA to assess the Company’s performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), items largely outside the control of the management team (such as income taxes), asset base (such as depreciation, amortization, and impairments), derivatives accounting that is not representative of the economic effect of hedges, amounts related to significant legal settlements, and items related to acquisition and disposal activity (such as merger and integration costs and amounts related to plant closures).

•
Adjusted diluted earnings per share is an additional measure for comparing the earnings generated by operations between periods, without the effects of intangible asset impairments (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures.

•
Adjusted gross profit (as a percentage of net sales) is an additional measure for comparing gross margins between periods, without the effects of adjustments for economic hedges and acquired inventory valuation adjustments (if any).

•
Adjusted operating profit (as a percentage of net sales) is an additional measure for comparing operating margins between periods, without the effects of intangible asset impairments (if any), adjustments for economic hedges, provision for legal settlement, merger and integration costs, and amounts related to plant closures

    For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below, as well as to the financial statements and management’s discussion and analysis included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, to be filed today.  The Company will also host a conference call today at 8:30 a.m. Eastern Time to discuss the financial results and to provide an update on the previously announced agreement in principle by the Board of Directors to separate Ralcorp and Post Foods in a tax-free spin-off to Ralcorp shareholders.  The call will be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.ralcorp.com.  For those unable to participate during the live webcast, a replay will be available on www.ralcorp.com for 30 days.

Cautionary Statement on Forward-Looking Statements
    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations (including future revenues, earnings per share and leverage ratios), competitive pressures, future sales volume, significant increases in the costs of certain commodities, packaging and freight, timely implementation of future price increases, successful execution of the cost reduction program and resulting improvements to operating profit and earnings per share, changes in tax laws, successful integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.
    Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Sales	$1,171.9	$962.4	$3,517.8	$2,919.3
Cost of goods sold	(882.2)	(717.1)	(2,570.1)	(2,134.8)
Gross Profit	289.7	245.3	947.7	784.5
Selling, general and administrative expenses	(157.4)	(116.3)	(460.7)	(378.7)
Amortization of intangible assets	(19.6)	(11.0)	(58.5)	(33.6)
Impairment of intangible assets	(32.1)	-	(32.1)	(20.5)
Other operating expenses, net	(5.0)	(13.9)	(9.6)	(17.8)
Operating Profit	75.6	104.1	386.8	333.9
Interest expense, net	(33.0)	(24.7)	(102.5)	(75.1)
Earnings before Income Taxes	42.6	79.4	284.3	258.8
Income taxes	(14.3)	(26.4)	(101.4)	(91.9)
Net Earnings	$28.3	$53.0	$182.9	$166.9

Earnings per Share
Basic	$.51	$.97	$3.33	$3.02
Diluted	$.50	$.95	$3.28	$2.98

Weighted Average Shares Oustanding
Basic	54,851	54,624	54,774	55,030
Diluted	55,918	55,510	55,615	55,856

RALCORP HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP MEASURES (Unaudited)
(Dollars in millions except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Adjusted Diluted Earnings per Share	$1.15	$1.11	$3.84	$3.43
Adjustments for economic hedges	(.24)	-	(.12)	-
Provision for legal settlement	-	-	(.03)	-
Merger and integration costs	(.01)	(.16)	(.01)	(.21)
Amounts related to plant closures	(.03)	-	(.03)	(.01)
Impairment of intangible assets	(.37)	-	(.37)	(.23)
Diluted Earnings per Share	$.50	$.95	$3.28	$2.98

Adjusted EBITDA	$189.0	$157.1	$605.6	$490.7
Interest expense, net	(33.0)	(24.7)	(102.5)	(75.1)
Income taxes	(14.3)	(26.4)	(101.4)	(91.9)
Depreciation and amortization	(56.5)	(39.3)	(169.5)	(116.7)
Adjustments for economic hedges	(21.2)	-	(10.4)	-
Provision for legal settlement	-	-	(2.5)	-
Merger and integration costs	(1.2)	(13.5)	(1.5)	(18.6)
Amounts related to plant closures	(2.4)	(.2)	(2.8)	(1.0)
Impairment of intangible assets	(32.1)	-	(32.1)	(20.5)
Net Earnings	$28.3	$53.0	$182.9	$166.9

Total Segment Profit	$150.5	$129.5	$481.0	$412.4
Interest expense, net	(33.0)	(24.7)	(102.5)	(75.1)
Adjustments for economic hedges	(21.2)	-	(10.4)	-
Provision for legal settlement	-	-	(2.5)	-
Merger and integration costs	(1.2)	(13.5)	(1.5)	(18.6)
Amounts related to plant closures	(2.4)	(.2)	(2.8)	(1.0)
Impairment of intangible assets	(32.1)	-	(32.1)	(20.5)
Stock-based compensation expense	(4.5)	(2.4)	(12.4)	(11.9)
Systems upgrade and conversion costs	(1.5)	(1.2)	(5.4)	(3.8)
Other unallocated corporate expenses	(12.0)	(8.1)	(27.1)	(22.7)
Earnings before Income Taxes	$42.6	$79.4	$284.3	$258.8